Exhibit 99.1

CONTACT:	FOR IMMEDIATE RELEASE

Robert H. Barghaus
Chief Financial Officer
(203) 661-1926, ext. 6668

Tyler P. Schuessler
Vice President, Organizational Development
Investor Relations
(203) 661-1926, ext. 6643

BLYTH, INC. REPORTS 2nd QUARTER SALES AND EARNINGS
Company Executes Restructuring of European Wholesale Businesses

GREENWICH, CT, USA, August 31, 2006: Blyth, Inc. (NYSE:BTH), a leading designer and marketer of home fragrance and home décor products, today reported that Net Sales for the second quarter ended July 31, 2006 increased approximately 2% to $262.6 million compared with $256.3 million a year earlier.  International sales represented 27% of total sales in the second quarter this year versus 23% last year, reflecting strong growth in PartyLite’s international markets.

Second quarter Operating Loss was $27.7 million this year versus Operating Profit of $16.9 million last year.  The loss includes a non-cash, pre-tax goodwill impairment charge of $36.8 million arising from a revaluation of goodwill associated with Blyth’s North American Wholesale businesses.  Included in last year’s second quarter results was a favorable U.S. state settlement that allowed for a reserve reversal of $5.5 million.  Excluding the goodwill impairment charge and the reserve reversal, second quarter Operating Profit was $9.0 million this year versus $11.4 million last year.

The Company also reported a loss of $68.6 million, or $1.72 per share, during the second quarter on the discontinued operations of Edelman, Euro-Decor, Gies and Colony, Blyth’s European wholesale home and seasonal decorations companies and candle businesses.  The loss primarily reflects impairment charges related to Gies and Colony.  Subsequent to the end of the second quarter, the Gies business was sold.

Net Loss for the quarter was $89.4 million versus Net Earnings of $4.2 million a year earlier.  Diluted Earnings Per Share for the quarter was a loss of $2.24 per share compared to earnings of $0.10 per share a year earlier.  Earnings per share from continuing operations, before this year’s goodwill impairment charge, and before last year’s $0.10 benefit from the reserve reversal, was $0.13 this year versus $0.11 last year.  A summary reconciliation of Generally Accepted Accounting Principles (GAAP) earnings and earnings per share to Non-GAAP earnings and earnings per share is presented in the attached table.  This table is included as an additional reference to assist investors in analyzing the Company’s performance and should be considered in addition to, not a substitute for, measures of financial performance prepared in accordance with GAAP.

Net sales for the six months ended July 31, 2006 were $542.9 million compared to $545.1 million reported for the same period a year ago.  Operating Loss for the six months was $13.7 million this year compared to Operating Profit of $38.5 million last year and reflects the aforementioned $36.8 million goodwill impairment charge.  Excluding the goodwill impairment charge from this year and the aforementioned $5.5 million reserve reversal from last year, Operating Profit for the first six months was $23.1 million this year versus $33.0 million last year.

Net Loss for the first six months was $120.0 million compared to Net Earnings of $14.1 million for the prior year period.  Diluted Earnings Per Share was a loss of $2.98 compared to earnings of $0.34 for last year’s first half.  Excluding discontinued operations and the adverse effect of the goodwill impairment charge this year, as well as the benefit of the aforementioned reserve reversal last year, second quarter Earnings Per Share would have been $0.34 this year versus $0.42 last year.  See attached Non-GAAP earnings and earnings per share reconciliation table previously discussed.

Second quarter Net Sales increased approximately 2% from last year due to higher sales in the Direct Selling and Catalog & Internet segments.  The decline in the Company’s second quarter operating margin is due to the goodwill impairment charge, as well as a sales shortfall in the PartyLite U.S. direct selling market, higher commodity costs and higher sales of lower margin products within Blyth’s Wholesale segment.  The decline also reflects ongoing investments in several organic strategic initiatives.

Commenting on the Company’s European restructuring plans, Robert B. Goergen, Blyth’s Chairman of the Board and CEO, said, “We completed the divestitures of Edelman and Euro-Decor during the second quarter, and Gies was sold subsequent to the quarter’s end.”

Regarding the Company’s performance, Mr. Goergen continued to say, “Blyth reported higher second quarter sales primarily due to continued strong growth in PartyLite’s international markets.  Nevertheless, second quarter profits were challenged by continued commodity cost increases and lower sales volume across several of our U.S. businesses.  Management remains completely focused on driving profitable sales growth and making continuous improvements in our cost structure.”

In the Direct Selling segment, second quarter net sales increased approximately 2% versus prior year to $144.0 million as a result of sales growth in PartyLite’s international markets.  In PartyLite Canada, strong sales growth of 18% continued in the second quarter, with active independent sales Consultants totaling more than 4,000 in the second quarter this year and last year.  During the second quarter, PartyLite Europe’s sales increased approximately 20%.     For the second quarter, the number of PartyLite’s European active independent sales Consultants increased in every market, totaling more than 16,000 this year versus 15,000 last year.  In the U.S., reported sales were down 12% versus last year.  However, excluding last year’s $5.5 million reserve reversal, sales were down 5% due to ongoing increased channel competition and fewer active independent sales consultants in the U.S. market, which totaled more than 24,000 this year versus 26,000 in last year’s second quarter.

Second quarter operating profit in the Direct Selling segment declined to $14.4 million from $20.9 million in the same period last year.  The primary reason for the decline was the $5.5 million reserve reversal in last year’s second quarter, as well as the Company’s investment spending on organic strategic initiatives.  Growth in PartyLite’s international markets was offset by a decline in PartyLite’s U.S. market.

In Blyth’s other direct to consumer business, the Catalog & Internet segment, second quarter net sales increased 11% to $38.4 million due to sales growth in most catalogs and the addition of Boca Java, an on-line premium gourmet coffee and tea retailer that Blyth acquired in August 2005.  This segment experienced an operating loss of $2.3 million compared to an operating loss of $2.6 million last year, reflecting sales growth and improved operational efficiency at the Miles Kimball Company, which was offset by investment spending in Boca Java.

In Blyth’s Wholesale segment, second quarter net sales were $80.2 million this year versus $80.5 million last year.  Lower sales of seasonal decorations and candles were partially offset by sales growth in Blyth’s home décor and Sterno businesses.  A second quarter operating loss of $39.8 million in the Wholesale segment exceeded prior year’s $1.4 million loss and reflects the aforementioned $36.8 million goodwill impairment charge, as well as higher commodity costs and lower sales volume compared to last year’s second quarter.

The sum of the segment amounts does not necessarily equal that reported for the quarter for Blyth overall due to rounding.

Blyth continues to maintain a strong financial position, with approximately $157 million in cash and short-term investments on its balance sheet versus $44 million at the end of last year’s second quarter.  This year’s cash balance reflects the sale proceeds from Kaemingk, Edelman and Euro-Decor in addition to the positive operating cash flow generated during the past 12 months.  Also during the second quarter, the Company repurchased $25 million of the 7.9% bonds due 2009 and 1.3 million shares of Blyth stock for approximately $23.5 million.  For the first half of this year, the Company repurchased 1.8 million shares of Blyth stock for approximately $35.0 million.

Blyth’s management updated guidance for fiscal year 2007 today.  Full year EPS excluding discontinued operations and the aforementioned goodwill impairment charges is expected to be $1.35 to $1.40   Reported full year EPS is expected to be a loss of $1.92 to $1.97, which reflects the sale and discontinued operations losses of $2.66 per share and the goodwill impairment charge of $0.66 per share.  Cash flow from operations is anticipated to be approximately $85 million in fiscal year 2007.  Capital spending of approximately $18 million is expected for the full year, which is below previous projections.

In lieu of quarterly teleconferences, management will conduct informal Question and Answer sessions periodically via dial-in calls, the next of which will take place on September 1st.  The date, time and dial-in information will be available in the “Investor Relations” section of the Company’s website, www.blyth.com, no later than one week prior to the next scheduled session.  Management will not present prepared remarks during such calls and will cover no material, non-public information.

Blyth, Inc., headquartered in Greenwich, CT, USA, is a Home Expressions company competing primarily in the home fragrance, home décor, seasonal decorations and gift industry.  The Company designs, markets and distributes an extensive array of candles, home fragrance products, decorative accessories, seasonal decorations and household convenience items, as well as tabletop lighting and chafing fuel for the Away From Home or foodservice trade.  Blyth manufactures most of its candles and sources nearly all of its other products.  Its products are sold direct to the consumer under the PartyLite® and Two Sisters GourmetTM brands, to retailers in the premium and specialty retail channels under the Colonial CandleTM, Carolina®, CBK® and Seasons of Cannon Falls® brands, to retailers in the mass retail channel under the Florasense®, Ambria®, FilterMate® and Sterno® brands, to consumers in the catalog and Internet channel under the Miles Kimball®, Exposures®, Walter Drake®, The Home Marketplace®, Easy ComfortsTM and Boca JavaTM brands, and to the Foodservice industry under the Sterno®, Ambria® and HandyFuel® brands.  In Europe, Blyth’s products are also sold under the PartyLite® and Colonial® brands.

Blyth, Inc. may be found on the Internet at www.blyth.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements that are other than statements of historical facts.  Actual results could differ materially due to various factors, including the slowing of the United States or European economies or retail environments, the risk that we will be unable to maintain our historic growth rate, our ability to respond appropriately to changes in product demand, the risk that we will be unable to integrate the businesses that we acquire into our existing operations, the risks (including foreign currency fluctuations, economic and political instability, transportation delays, difficulty in maintaining quality control, trade and foreign tax laws and others) associated with international sales and foreign sourced products, risks associated with our ability to recruit new independent sales consultants, our dependence on key corporate management personnel, risks associated with the sourcing of raw materials for our products, competition in terms of price and new product introductions, risks associated with our information technology systems (including, susceptibility to outages due to fire, floods, power loss, telecommunications failures, computer viruses, break-ins and similar events) and other factors described in this press release and in the Company’s Annual Report on Form 10-K for the year ended January 31, 2006.

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BLYTH, INC.
Consolidated Statement of Earnings
(In thousands except per share data)
(Unaudited)

	Three Months	Three Months	Six Months	Six Months
	Ended July 31,	Ended July 31,	Ended July 31,	Ended July 31,
	2006	2005	2006	2005
Net sales	$262,617	$256,276	$542,864	$545,098
Cost of goods sold	134,571	124,437	273,484	261,468
Gross profit	128,046	131,839	269,380	283,630
Selling	86,744	82,864	183,856	182,306
Administrative	32,258	32,051	62,417	62,795
Goodwill impairment	36,769	—	36,769	—
	155,771	114,915	283,042	245,101
Operating profit (loss)	(27,725)	16,924	(13,662)	38,529

Other expense (income)
Interest expense	5,288	4,867	9,989	9,257
Interest income	(1,747)	(229)	(3,533)	(739)
Foreign exchange and other	(103)	(109)	(592)	875
	3,438	4,529	5,864	9,393

Earnings (loss) from continuing operations before before income taxes and minority interest	(31,163)	12,395	(19,526)	29,136
Income tax expense (benefit)	(10,434)	4,026	(6,975)	8,427
Earnings (loss) from continuing operations before minority interest	(20,729)	8,369	(12,551)	20,709
Minority interest	40	(295)	74	(561)
Earnings (loss) from continuing operations	(20,769)	8,664	(12,625)	21,270
Loss from discontinued operations (net of income tax expense (benefit) of $892, $(3,501), $(1,041) and $(3,927) , respectively)	(68,598)	(4,511)	(107,351)	(7,156)
Net earnings (loss)	$(89,367)	$4,153	$(119,976)	$14,114

Basic:
Earnings (loss) from continuing operations per common share	$(0.52)	$0.21	$(0.31)	$0.52
Loss from discontinued operations per common share	(1.72)	(0.11)	(2.66)	(0.17)
Net earnings (loss) per common share	$(2.24)	$0.10	$(2.98)	$0.34
Weighted average number of shares outstanding	39,821	40,962	40,312	40,933

Diluted:
Earnings (loss) from continuing operations per common share	$(0.52)	$0.21	$(0.31)	$0.52
Loss from discontinued operations per common share	(1.72)	(0.11)	(2.66)	(0.17)
Net earnings (loss) per common share	$(2.24)	$0.10	$(2.98)	$0.34
Weighted average number of shares outstanding	39,821	41,207	40,312	41,214

Consolidated Balance Sheets
(In thousands)
(Unaudited)

	July 31, 2006	July 31, 2005
Assets
Cash and Cash Equivalents	$83,586	$44,320
Short Term Investments	73,135	—
Accounts Receivable, Net	59,413	97,751
Inventories	199,891	295,113
Current Assets - Discontinued Operations	49,176	—
Property, Plant & Equipment, Net	166,735	238,082
Other Assets	200,708	367,903
	$832,644	$1,043,169

Liabilities and Stockholders' Equity
Bank and Other Debt	$42,104	$78,959
Bond Debt	224,492	249,389
Current Liabilities - Discontinued Operations	48,280	—
Other Liabilities	173,527	213,247
Stockholders' Equity	344,241	501,574
	$832,644	$1,043,169

Blyth, Inc.
Supplemental Non-GAAP Earnings and Earnings Per Share Measures
(Unaudited)

	Three Months Ended		Three Months Ended
	July 31, 2006		July 31, 2005
	Dollars	EPS	Dollars	EPS
Non-GAAP earnings from continuing operations excluding goodwill impairment and reserve reversal	$5,363	$0.13	$4,539	$0.11

Non-GAAP state settlement reserve reversal	—	—	4,125	0.10

Non-GAAP goodwill impairment	(26,132)	(0.66)	—	—

GAAP Earnings (loss) from continuing operations	(20,769)	(0.52)	8,664	0.21

GAAP Loss from discontinued operations net of income taxes	(68,598)	(1.72)	(4,511)	(0.11)

GAAP Net earnings (loss)	$(89,367)	$(2.24)	$4,153	$0.10

	Six Months Ended		Six Months Ended
	July 31, 2006		July 31, 2005
	Dollars	EPS	Dollars	EPS
Non-GAAP earnings from continuing operations excluding goodwill impairment and reserve reversal	$13,507	$0.34	$17,145	$0.42

Non-GAAP state settlement reserve reversal	—	—	4,125	0.10

Non-GAAP goodwill impairment	(26,132)	(0.65)	—	—

GAAP Earnings (loss) from continuing operations	(12,625)	(0.31)	21,270	0.52

GAAP Loss from discontinued operations net of income taxes	(107,351)	(2.66)	(7,156)	(0.17)

GAAP Net earnings (loss)	$(119,976)	$(2.98)	$14,114	$0.34